Exhibit 10.1

Retention Agreement

10/28/2024

Erika Lind

Sent via email Dear Erika:

This retention agreement establishes the terms between Charlotte's Web, Inc. and Erika Lind. The terms of this agreement will begin on the date this letter is signed by both parties.

Terms for Receipt of Retention Payment

You will continue to be employed as Chief Financial Officer, devoting your best professional efforts, time, and skill to the satisfactory performance of the duties outlined in your job description.

Retention Payment

You will be eligible for an aggregate payment of $100,000, paid in equal quarterly installments beginning on the last payroll of Q1 2025 and ending on the last payroll of Q4 2025. Payouts are contingent upon the completion of the terms set forth in this agreement.

These payments will be in accordance with the Company’s regular payroll practices, and the parties recognize that the Company will withhold from these payments applicable federal and state taxes, Federal Insurance Contributions Act (“F.I.C.A.”), and other standard payroll deductions.

Termination

Resignation or For Cause Termination - If you voluntarily resign or Charlotte's Web terminates your employment for cause before the end of the duration of this agreement, the obligations under this Agreement will immediately terminate.

Termination Without Cause, Death, or Disability - If your employment is terminated without cause, a prorated payment for the quarter will be paid.

Your employment remains at will and nothing in this agreement shall be interpreted to be in conflict with, eliminate or modify in any way your at-will employment status.

Governing Law

The validity, interpretation, and performance of this agreement shall, in all respects, be governed by the relevant laws of the state of Colorado.

Entire Agreement; Modification

This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein and supersedes any prior written or oral agreements between the parties. No provision of this agreement may be modified, altered, or amended, except by collective agreement between Charlotte's Web, Inc. and you in writing.

Arbitration

By signing this agreement, you agree that any claims or disputes covered by this agreement or resulting from your employment during the term of the agreement must be submitted to binding arbitration and that this arbitration will be the only remedy for the resolution of any such claim or dispute. This promise to resolve claims by arbitration is equally binding upon both you and Charlotte's Web.

Any arbitration will be administered by the American Arbitration Association under its Commercial Arbitration Rules. The parties shall share equally any administrative or tribunal costs of arbitration, and each party shall bear its own expenses.

If you accept the terms of this agreement, please sign below in the space provided.

Printed Name:	Erika Lind
Signature:	/Erika Lind/
Date:	10/29/2024

Sincerely,

/Mindy Garrison/

Mindy Garrison (Oct 31, 2024 10:49 MDT)

Mindy Garrison

Chief People Officer Charlotte's Web, Inc.